Exhibit 99.1

PRESS RELEASE	Contact:	Hampton Roads Bankshares, Inc.
Jack W. Gibson
For Immediate Release		Vice Chairman, President and
Chief Executive Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES, INC. ACQUIRES

SHORE FINANCIAL CORPORATION

NORFOLK, VIRGINIA, June 2, 2008: Hampton Roads Bankshares, Inc. (NASDAQ: HMPR) (the “Company”), the financial holding company for Bank of Hampton Roads, announced today that Shore Financial Corporation was merged with and into the Company. The transaction closed on Friday, May 30, 2008, and became effective on June 1, 2008, at 12:01 a.m.

Shore Financial Corporation shareholders had the option to receive 1.8 shares of the Company or $22.00 for each share of Shore Financial Corporation stock that they owned. The Company was able to accommodate the election preference made by each shareholder.

Shore Financial Corporation’s previously wholly-owned subsidiary, Shore Bank, will maintain its competitive distinction and brand by operating as a subsidiary of the Company. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight full-service banking facilities and twenty-two ATMS. Through its affiliates, Shore Bank also offers title insurance and investment products. Scott C. Harvard will continue to serve as President and Chief Executive Officer of Shore Bank and as an Executive Vice President of the Company.

More than 97% of the shareholders of each institution who voted on the proposal at the shareholder meetings, voted in favor of the acquisition.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates eighteen banking offices in the Hampton Roads region of southeastern Virginia. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and twenty-two ATMS. Through its affiliates, Shore Bank also offers title insurance and investment products. Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed and furnished to the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements made in this press release and this release shall not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.

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